Exhibit 10.2

2013 REMEDIATION BONUS PLAN

On July 19, 2013, Avid Technology, Inc. (the “Company”) adopted this 2013 Remediation Bonus Plan (the “Plan”) as authorized by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).

1.    PURPOSE OF THE PLAN

The purpose of this Plan is: (i) to advance the interests of the Company's stockholders by enhancing the Company's ability to retain and motivate certain Company employees, and (ii) to reward such employees for their contributions toward the achievement of certain Company goals and their personal performance in respect thereof. Except where the context otherwise requires, the term “Company,” as used in this Plan, includes any of the Company's present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.    FINAL AUTHORITY; ADMINISTRATION

The Committee will administer and have final authority on all matters relating to the Plan, except as otherwise set forth herein. The Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to implement the Plan. Additionally, the Committee may amend, suspend, revoke or terminate the Plan at any time. All bonus payouts under the Plan are subject to prior approval by the Committee in the case of officers of the Company and by the Chief Executive Officer in the case of employees who are not officers of the Company. All decisions by the Committee will be made in the Committee's sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Bonus Awards and exercise such other powers under the Plan as the Committee may determine. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Bonus Payments and the Committee may not authorize an officer to grant Bonus Payments to other executive officers of the Company.

3.    ELIGIBILITY

The Committee shall designate which of the Company's officers and the Company's Chief Executive Officer shall designate which employees who are not officers of the Company participate in the Plan (each a “Participant”). A Participant who ceases to be employed by the Company prior to the Bonus Payment Date shall not be eligible for the Bonus Payment to which the Participant would otherwise be eligible to receive. For purposes of the Plan, the following individuals will be deemed to be employed by the Company as of the Bonus Payment Date: (i) any Participant on an approved leave of absence on that date, and (ii) any Participant who becomes disabled and qualifies for benefits under the Company's long-term disability plan prior to and continuing through such date.

4.    BONUS PAYMENT AMOUNT

In connection with designating an employee of the Company as a Participant, the Committee, or Chief Executive Officer, as applicable, shall establish a target cash bonus payment (the “Target Bonus Payment”) to be paid to the Participant, subject to the terms hereof, on the Bonus Payment Date. The actual pay-out amount (the “Bonus Payment”), if any, which may be below or in excess of the Target Bonus Payment, shall be determined by the Company's Chief Executive Officer with respect to Participants who are not officers of the Company and by the Committee with respect to Participants who are officers of the Company. The aggregate amount of Bonus Payments pursuant to the Plan shall not exceed One Million Seven Hundred Seventeen Thousand Nine Hundred and Seventy-Seven ($1,717,977.00) (“Bonus Pool”). The Committee shall allocate the portion of the Bonus Pool which shall be available for Participants who are not officers and who are officers of the Company, respectively, provided that the Chief Executive Officer may reallocate the portion of the Bonus Pool allocated to officers of the Company to Participants who are not officers of the Company.

5.    PAYMENT OF BONUS PAYMENT

The Bonus Payments shall, subject to the terms hereof, be paid to Participants upon the “Bonus Payment Date”, being the earlier of:

(i)	filing by the Company of its Annual Report on Form 10-K with respect to the year ended December 31, 2012 (the “10-K Filing Date”);

(ii)	immediately prior to consummation of a Reorganization Event (as defined in the Company's Amended and Restated 2005 Stock Incentive Plan);

(iii)	with respect to Participants who are not officers of the Company (as defined in Rule 16a-1 promulgated pursuant to the Securities Exchange Act of 1934, as amended) as of such date, March 31, 2014; and

(iv)
with respect to Participants who are officers of the Company (as defined in Rule 16a-1 promulgated pursuant to the Securities Exchange Act of 1934, as amended) as of March 31, 2014, such date on or subsequent to March 31, 2014 as may be determined in the sole discretion of the Committee.

In no event shall a Bonus Payment Date be subsequent to December 31, 2014, and the Plan shall terminate upon the earlier of (x) all Bonus Payments being made pursuant to the Plan and (y) December 31, 2014.

6.    MISCELLANEOUS

6.1    Tax Considerations. Neither Company nor any Participant will have the right to accelerate or defer the delivery of any such payments except to the extent permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company intends that all actions under this Plan comply with Section 409A and other applicable law. This Plan is intended to comply with the provisions of Section 409A and the Plan must, to the extent practicable, be construed in accordance therewith. Terms defined in the Plan will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Plan or any payment hereunder were determined not to comply with Section 409A, then neither Company, nor its designees or agents will be liable to the Participants or any other person for any actions, decisions, or determinations or any liability incurred under Section 409A, except as otherwise provided in an employment agreement, offer letter or other similar agreement between the Participant and the Company.

6.2    Other Bonuses and Incentives. Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants (based on performance) or provide Participants additional or alternative incentives outside of the terms of this Plan.

6.3    No Right to Employment or Other Status. This Plan shall not be construed as giving any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as may otherwise be provided in the Participant's employment agreement or change-in-control agreement with the Company.

6.4    Provisions for non-U.S. Participants. The Company may modify bonus payouts or establish separate procedures for Participants who are non-U.S. nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

6.5    Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.